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                                 EXHIBIT 99.2


          MUTUAL RISK MANAGEMENT RECEIVES WAIVER FROM SENIOR LENDERS


CONTACT:
Robert Mulderig, Chairman and CEO
Andrew Cook, Senior Vice President & CFO
(800) 772-0849 or (441) 295-5688


Hamilton, Bermuda November 19/th/, 2001 - Mutual Risk Management, Ltd. (NYSE:MM) today announced that it has received the expected waiver from its senior lenders that hold its $180 million outstanding bank line of credit. The line of credit contains a negative covenant that the Company's US insurance subsidiaries will have a statutory combined ratio at the end of each fiscal quarter of no more than 125% for the previous twelve months. This negative covenant was breached as of September 30, 2001 primarily as a result of the loss incurred due to the Reliance insolvency. The Company previously announced that it had received a waiver from the holders of its $142.5 million of outstanding 9 3/8% Convertible Exchangeable Debentures due 2006.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws with regard to our future growth, profitability and income from some of our business segments. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these laws. These statements are not guarantees of performance. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by Mutual Risk with third parties; (b) adverse developments in the world's insurance, reinsurance and financial markets; and (c) the other factors set forth in Mutual Risk's most recent report on Form 10-K and Mutual Risk's other documents on file with the Securities and Exchange Commission. Mutual Risk undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.